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                                                                    EXHIBIT 99.2

              LIONBRIDGE COMPLETES ACQUISITION OF DATA DIMENSIONS

VeriTest Division Becomes One of the Industry's Largest Providers of Global Software Certification and Outsourced Testing

WALTHAM, Mass., June 21 /PRNewswire/ -- Lionbridge Technologies, Inc. (Nasdaq:
LIOX - news), a provider of solutions for worldwide deployment of technology and
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content, today announced the completion of its acquisition of Data Dimensions,
Inc. (Nasdaq: DDIM - news), a leading provider of quality assurance and testing
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services based in Bellevue, Wash. The announcement followed approval by the stockholders of Data Dimensions today. Data Dimensions is now part of Lionbridge's VeriTest division.

"Lionbridge has already begun the process of assimilating Data Dimensions with its VeriTest division through a number of successful joint marketing and sales initiatives during the past quarter," said Rory Cowan, Lionbridge CEO. "Our clients are enthusiastic about the new testing capabilities, as well as the application development and maintenance expertise we are now able to provide through this acquisition."

"This business combination solidifies VeriTest's position as a clear industry leader in global software certification and outsourced testing," said Jim Bampos, Lionbridge senior vice president of worldwide testing. "In the current economic environment, many large technology businesses prefer to outsource these processes rather than carry the overhead necessary to perform them in-house."

About Lionbridge

Lionbridge Technologies, Inc. provides solutions for worldwide deployment of technology and content to global 2000 companies in the technology, life sciences and financial services industries. Lionbridge testing and compatibility services, globalization solutions and multilingual content management technologies help clients reduce cost, speed time to market and ensure the integrity of global brands. Based in Waltham, Mass., Lionbridge maintains facilities in Canada, the United Kingdom, Ireland, the Netherlands, France, Germany, China, South Korea, Japan, Taiwan, Brazil and the United States. To learn more, visit www.lionbridge.com. Lionbridge's common stock is traded on the
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Nasdaq National Market under the ticker symbol "LIOX."

  Contacts:  Cathy Maloney             Tom Walsh
       Lionbridge Technologies         Marenghi Public Relations
       (781) 434-6010                  (781) 915-5021
       cathy maloney@lionbridge.com    twalsh@marenghi.com
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